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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
  OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
                       UNDER SECTIONS 13 AND 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                                 Commission File Number: 0-28511

                                   CAPRI CORP.
             (Exact name of registrant as specified in its charter)

            2651 WARRENVILLE ROAD, SUITE 560, DOWNERS GROVE, IL 60515
                                 (630) 874-5500
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $0.01 PAR VALUE PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [x]         Rule 12h-3(b)(1)(i)       [ ]
         Rule 12g-4(a)(1)(ii)       [ ]         Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(2)(i)        [ ]         Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)       [ ]         Rule 12h-3(b)(2)(ii)      [ ]
                                                Rule 15d-6                [ ]

         Approximate number of holders of record as of the certification or
notice date:   57
             ------

         Pursuant to the requirements of the Securities Exchange Act of 1934, Capri Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 3, 2001                      CAPRI CORP.


                                            By:     /s/ Mehul J Dave
                                                 -------------------------------
                                                 Name:  Mehul J. Dave
                                                 Title: Chairman of the Board,
                                                        President and
                                                        Chief Executive Officer